UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         INTERNATIONAL POWER GROUP, LTD.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    46018A100
                                 (CUSIP Number)

                                DECEMBER 27, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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CUSIP No. 46018A100                    13G                    Page 2 of 6 Pages
--------------------------- -------------------------- -------------------------

--------- ----------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ARMADA ASSET MANAGEMENT LLC

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                        (a)
                                                                       (b) |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------- ----------------------------------------------------------------------
------------------- ----- ---------------------------------------- -------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                    0
------------------- ----- ---------------------------------------- -------------
------------------- ----- ---------------------------------------- -------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                         25,000,000
------------------- ----- ---------------------------------------- -------------
------------------- ----- ---------------------------------------- -------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                               0
------------------- ----- ---------------------------------------- -------------
------------------- ----- ---------------------------------------- -------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                     25,000,000
------------------- ----- ---------------------------------------- -------------
--------- ----------------------------------------------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                       25,000,000
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                 7.8%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                         OO
--------- ----------------------------------------------------------------------




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---------------------------- -------------------------- ------------------------

CUSIP No. 46018A100                      13G                  Page 3 of 7 Pages
---------------------------- -------------------------- ------------------------

--------- ----------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ARMANDO RUIZ

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                          (a)
                                                                         (b) |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
15.       SEC USE ONLY



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ----------------------------------------------------------------------
------------------- ----- --------------------------------------------- --------
    NUMBER OF       17.
      SHARES              SOLE VOTING POWER                                   0
------------------- ----- ------------------------------------------------------
------------------- ----- ------------------------------------------------------
   BENEFICIALLY     18.
     OWNED BY             SHARED VOTING POWER                        25,000,000
------------------- ----- ------------------------------------------------------
------------------- ----- ------------------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER                              0
------------------- ----- ------------------------------------------------------
------------------- ----- ------------------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                    25,000,000
------------------- ----- ------------------------------------------------------
--------- ----------------------------------------------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                                      25,000,000
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                 7.8%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                         IN
--------- ----------------------------------------------------------------------








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CUSIP No. 46018A100                     13G                   Page 4 of 7 Pages
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


ITEM 1.
        (a) Name of Issuer:                  INTERNATIONAL POWER GROUP, LTD.

        (b)  Address of Issuer's
             Principal Executive Offices:    950 CELEBRATION BLVD., SUITE A,
                                             CELEBRATION, FL 34747

ITEM 2.
        (a) Name of Person Filing:

                              THIS SCHEDULE 13G IS BEING FILED JOINTLY BY (I) ARMADA ASSET MANAGEMENT LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE "INVESTMENT MANAGER") WHICH SERVES AS INVESTMENT MANAGER OR ADVISOR TO ARMADA PARTNERS, L.P., (THE "FUND") WITH RESPECT TO THE SHARES OF COMMON STOCK (AS DEFINED IN ITEM 2(D)) DIRECTLY OWNED BY THE FUND AND (II) ARMANDO RUIZ, THE MANAGER OF THE INVESTMENT MANAGER.

        (b) Address of Principal Business Office or, if none, Residence:

                              650 FIFTH AVENUE, 5TH FLOOR
                              NEW YORK, NEW YORK 10019

        (c) Citizenship:
                              DELAWARE

        (d) Title of Class of Securities:

                              COMMON STOCK, PAR VALUE $0.0001 PER SHARE

        (e) CUSIP Number:
                              46018A100


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ]  Broker or dealer registered under section 15 of the Act
                 (15 U.S.C. 78o).
        (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act
                 (15 U.S.C. 78c).
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)
               (E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j)[ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).







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CUSIP No. 46018A100                    13G                Page 5 of 7 Pages
---------------------------- ------------------------ --------------------------

ITEM 4.          OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:
                              ARMADA ASSET MANAGEMENT LLC:           25,000,000*
                              ARMANDO RUIZ:                          25,000,000*

     (b) Percent of class:    ARMADA ASSET MANAGEMENT LLC:                  7.8%
                              ARMANDO RUIZ:                                 7.8%

* 5,000,000 of the 25,000,000 shares reflect warrants to purchase Common Stock.

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CUSIP No. 46018A100                    13G                   Page 6 of 7 Pages
------------------------------ ------------------------ ------------------------

     (c) Number of shares as to which the person has:
           (i)      Sole power to vote or to direct the vote:

                             ARMADA ASSET MANAGEMENT LLC:                      0
                             ARMANDO RUIZ:                                     0

           (ii)     Shared power to vote or to direct the vote:

                             ARMADA ASSET  MANAGEMENT LLC:            25,000,000
                             ARMANDO RUIZ:                            25,000,000

          (iii)     Sole power to dispose or to direct the disposition of:

                             ARMADA ASSET MANAGEMENT LLC:                      0
                             ARMANDO RUIZ:                                     0
           (iv)     Shared power to dispose or to direct the disposition of:

                             ARMADA ASSET MANAGEMENT LLC:             25,000,000
                             ARMANDO RUIZ:                            25,000,000

ITEM 5-9         Not Applicable


ITEM 10.         CERTIFICATION

              The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the
   (a) purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 46018A100                       13G                 Page 7 of 7 Pages
----------------------------- ------------------------- ------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              Armada Asset Management LLC

              1/16/2007
              Date

              BY: /S/ ARMANDO RUIZ
              --------------------
              Signature

              ARMANDO RUIZ
              Name/Title



              Armando Ruiz

              1/16/2007
              Date

              /S/ ARMANDO RUIZ
              ----------------
              Signature



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                          CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)